Exhibit 14

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                                                                      EXHIBIT 14

                         NORTHEAST INDIANA BANCORP, INC.
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                   CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
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This Code of Ethics for Financial Professionals applies to the principal executive officer of Northeast Indiana Bancorp, Inc. and its subsidiaries (collectively, the "Company") and all Company professionals serving in a finance, accounting, treasury or tax role. The Company expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by other policies and procedures adopted by the Company that govern the conduct of its employees.

You agree to:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Avoid conflicts of interest and to disclose to your superior or the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c) Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company or its subsidiaries;

(e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations or self-regulatory organizations of which the Company or its subsidiaries is a member; and

(f) Promptly report any possible violation of this Code of Ethics to your superior or the Audit Committee.

You understand and acknowledge that you are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

You understand and acknowledge that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact your superior or the Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

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Your Personal Commitment to the Company Code of Ethics for Financial
Professionals

I acknowledge that I have received and read the Northeast Indiana Bancorp, Inc. Code of Ethics for Financial Professionals and understand my obligations as an employee to comply with the Code of Ethics.


Please sign here: ____________________________            Date: ____________


Please print your name: ______________________

This signed and completed form must be returned to your manager or designated human resources professional.


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